                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                (Amendment No. 1)
                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                        CBL & Associates Properties, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                         1-12494                     62-1545718
--------                         -------                     ----------
(State or other                  (Commission                 (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)


       One Park Place, 6148 lee Highway, Chattanooga, Tennessee     37421
       ------------------------------------------------------------------
             (Address of principal executive offices)          (Zip Code)

       Registrant's Telephone Number, including area code: (423) 855-0001
                                                           --------------

                                       N/A
                         -------------------------------
          (Former name or former address, if changed since last report)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                     Name of each exchange on which
     to be so registered                     each class is to be registered
     -------------------                     ------------------------------

     Rights to Purchase Series 1999 Junior   New York Stock Exchange
     Participating Preferred Stock

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: _________ Not applicable.

     Securities to be registered pursuant to Section 12(g) of the Act: Not applicable.

The Registrant hereby amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-12494), filed with the Securities and Exchange Commission on May 4, 1999.

Item 1. Description of Registrant's Securities to be Registered.

     On January 31, 2001, the Registrant completed its acquisition of The Richard E. Jacobs Group's interests in 21 malls and two associated centers, as contemplated under that certain Master Contribution Agreement, dated as of September 25, 2000, as amended, with CBL & Associates Limited Partnership, Jacobs Realty Investors Limited Partnership and the other parties thereto. As required under the Master Contribution Agreement, in connection with the closing of the acquisition, the Registrant amended its Rights Agreement with BankBoston, N.A., as Rights Agent, dated as of April 30, 1999 (the "Rights Agreement"), pursuant to that certain Amendment No. 1 to Rights Agreement Amendment, dated as of January 31, 2001, between the Registrant and SunTrust Bank, as successor Rights Agent to BankBoston, N.A. (the "Rights Agreement Amendment").

     Under the Rights Agreement Amendment, the definition of "Acquiring Person" is amended to mean any person who or which, together with all affiliates and associates of such person, is the beneficial owner of 15% or more of the shares of the Registrant's common stock then outstanding, but does not include (i) the Registrant, (ii) any subsidiary of the Registrant, (iii) any employee benefit plan of the Registrant or of any Subsidiary of the Registrant, (iv) any person or entity holding shares of common stock of the Registrant for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares so held, (v) any member of the Lebovitz Group or (vi) the Jacobs Group or any of its members provided that such Person does not Beneficially Own or Constructively Own Equity Stock ("Beneficially Own", "Constructively Own" and "Equity Stock", for purposes of this clause (vi) only, as defined in the Registrant's Certificate of Incorporation) in excess of the Jacobs Permitted Ownership Amount (as defined in the Rights Agreement Amendment).

     Under the Rights Agreement Amendment, the definition of "Distribution Date" is similarly amended to mean the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (as defined in the Rights Agreement ) (or, if the tenth day after the Stock Acquisition Date occurs before the record date, the close of business on the record date), or (ii) the close of business on the tenth business day (or, if such tenth business day occurs before the record date, the close of business on the record date), or such specified or unspecified later date on or after the record date as may be determined by action of the Registrant's board of directors prior to such time as any person becomes an Acquiring Person, after the date that a tender or exchange offer by any person (other than the Registrant, any subsidiary of the Registrant or any employee benefit plan of the Registrant or of any subsidiary of the Registrant or any person or entity holding shares of common stock for or pursuant to the terms of any such plan or any member of the Lebovitz Group) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if (a) with respect to any person other than the Jacobs Group or any of its members, upon consummation thereof, such person would be the beneficial owner of 15% or more of the outstanding shares of common stock and (b) with respect to the Jacobs Group or any of its members, upon consummation thereof, such person would Beneficially Own or Constructively Own Equity Stock ("Beneficially Own",

"Constructively Own" and "Equity Stock", for purposes of this clause (b) only, as defined in the Registrant's Certificate of Incorporation) in excess of the Jacobs Permitted Ownership Amount.

     The description and terms of the Rights is set forth in the Rights Agreement, as amended by the Rights Agreement Amendment. The Rights Agreement and the Rights Agreement Amendment are attached as Exhibits 1 and 2 hereto, respectively, and are incorporated by reference herein.

Item 2.        Exhibits

   99.1. Rights Agreement, dated as of April 30, 1999, between the Registrant and BankBoston, N.A., as Rights Agent, specifying the terms of the Rights, which includes as Exhibit B the form of Summary of Rights to Purchase Shares of Series 1999 Junior Participating Preferred Stock and as Exhibit C the form of Rights Certificate.

   99.2. Amendment No. 1 to Rights Agreement, dated as of January 31, 2001, between the Registrant & SunTrust Bank, as successor Rights Agent to BankBoston, N.A.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                        By: /s/ John Foy
                                            ------------------------------
                                            Name:  John Foy
                                            Title: Executive Vice President
                                                   and Chief Financial Officer

February 13, 2001

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

   99.1. Rights Agreement, dated as of April 30, 1999, between the Registrant and BankBoston, N.A., as Rights Agent, specifying the terms of the Rights, which includes as Exhibit B the form of Summary of Rights to Purchase Shares of Series 1999 Junior Participating Preferred Stock and as Exhibit C the form of Rights Certificate.

   99.2. Amendment No. 1 to Rights Agreement, dated as of January 31, 2001, between the Registrant & SunTrust Bank, as successor Rights Agent to BankBoston, N.A.